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                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of January 1, 2001 (the "EFFECTIVE DATE"), by and between QUIDEL CORPORATION, a Delaware corporation (the "COMPANY"), and S. WAYNE KAY, an individual ("KAY").

         1. EMPLOYMENT. The Company hereby engages Kay as its President and Chief Operating Officer and Kay accepts such employment upon the terms and subject to the conditions set forth in this Agreement.

         2. DUTIES AND RESPONSIBILITIES. Kay will report directly to the Vice Chairman and Chief Executive Officer. Kay shall be responsible for operational leadership to include direct responsibility for Commercial Operations and Product Development and Supply Operations. In this capacity, the Sr. Vice President, Commercial Operations and Sr. Vice President, Product Development and Supply will report directly to Kay. In addition, Kay shall perform such other duties and functions consistent with his role and position as may from time to time be assigned to him by the Chief Executive Officer. Kay agrees that during the course of his employment, he will devote substantially all of his business time, attention and efforts to the performance of his duties and obligations hereunder. In addition, Kay will be nominated for election to join the Board of Directors of the Company at the May 2001 Annual Shareholders meeting. In addition Kay will be considered for promotion to the President/CEO position with the Company within six to twelve months after his initial employment date. The promotion will be decided at the sole discretion of the Board of Directors. Kay shall not, without the prior written approval of the Chief Executive Officer, and obtained in each instance, directly or indirectly
(i) accept employment or receive any compensation for the performance of services from any business enterprise other than the Company or (ii) enter into or be concerned or interested in any trade or business or public or private work (whether for profit or otherwise and whether as partner, principal, shareholder or otherwise), which may, in the reasonable discretion of the Board, hinder or otherwise interfere with the performance by Kay of his duties and obligations hereunder; PROVIDED, HOWEVER, that Kay may serve on the board of directors of up to three organizations of his choice, and he may participate in and hold positions of responsibility with industry associations and organizations so long as such commitments do not unreasonably interfere with Kay's duties and responsibilities to the Company and the Board of Directors does not object to Kay's directorship based upon reasonable concerns relating to the nature of the company in question or its business. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Kay from becoming involved or engaged in charitable and civic activities, or from acting as an officer, director or manager of family trusts and partnerships.


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         3.       COMPENSATION.

                  (a) SALARY. For all services to be rendered by Kay under this Agreement, the Company agrees to pay Kay, beginning on a date to be mutually agreed upon (but no later than the commencement of performance of his duties under this Agreement), a salary (the "Base Salary") equal to Three Hundred and Twenty-Five Thousand Dollars ($325,000) per year, payable in the Company's normal payroll cycle, less all amounts required by law to be withheld or deducted. The Compensation Committee of the Board of Directors shall review Kay's Base Salary on or before the earliest of his promotion to Chief Executive Officer or May 2001 and yearly thereafter. The Compensation Committee, in its sole and absolute discretion from time to time, may increase (but not decrease without Kay's prior written consent) Kay's Base Salary.

                           (i)      Kay is eligible to receive a cash
                                    performance bonus, to be paid each year at the same time bonuses are generally paid to other senior executives of the Company for the relevant fiscal year (but not later than April 30) of up to 35% of Kay's Base Salary, as may be determined by the Compensation Committee of the Board of Directors. Calculation and payment of the bonus is subject to the terms of any bonus plan and achievement of the goals set from year to year by the CEO and Board of Directors for the relevant fiscal year. The initial goals for Kay's first year of employment are set forth in Exhibit A attached to this Agreement.

                           (ii) Kay will be reimbursed for attorneys' fees and costs incurred in connection with the review and negotiation of this employment and related agreements between Kay and the Company, not to exceed $10,000.

                  (b)      STOCK OPTIONS.

         The Compensation Committee of the Board of Directors of the Company has granted Kay Nonqualified Stock Options to purchase up to 375,000 shares of Common Stock of the Company under the terms and conditions set forth in that certain Stock Option Agreement (Exhibit B) executed by the Company and Kay concurrently with this Agreement. If and at such time as the Company elects Kay as Chief Executive Officer of the Company, the Company will grant Kay Nonqualified Stock Options to purchase up to an additional 125,000 shares of Common Stock of the Company under substantially the same terms as the Stock Option Agreement executed concurrently with this Agreement, and otherwise in accordance with the Employee Stock Option Plan in effect at the time of the promotion. The exercise price of the Options shall be the fair market value of such shares at the time of the promotion.

                  (c)      BENEFITS.

         During the Term of Kay's employment hereunder:


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                           (i)      Kay shall be entitled to four weeks paid
                                    annual vacation leave consistent with the Company's policies for other senior executives of the Company.

                           (ii) Kay will be eligible to participate in the Company's 401(k) benefit program which provides for matching of 25% of the first 6% contributed by the employee. All applicable 401(k) rules and regulations apply for contributions made by employees.

                           (iii) The Company shall pay or reimburse Kay for all reasonable and necessary travel and other business expenses incurred or paid by Kay in connection with the performance of his services under this Agreement consistent with the Company's policies for other senior executives of the Company as approved by the Compensation Committee.

                           (iv) Upon the commencement of Kay's employment, the Company shall provide and pay for the annual cost of premiums for health, dental and medical insurance coverage for Kay and Kay's dependents consistent with the coverage generally made available by the Company to senior executives of the Company. The Company agrees to pay directly or reimburse Kay for continuation coverage under COBRA for Kay and his covered dependents under Kay's current health plan from his former employer during the relocation of his household, not to exceed four (4) months.

                           (v) In addition to the benefits set forth above, Kay shall be entitled to participate in any other policies, programs and benefits which the Compensation Committee may, in its sole and absolute discretion, make generally available to its other senior executives from time to time including, but not limited to, life insurance, disability insurance, pension and retirement plans, stock plans, cash and/or other bonus programs, and other similar programs. The Company will provide Kay with a laptop computer and cell phone for Kay's business use

         4. RELOCATION: Kay will be reimbursed for all relocation expenses and receive certain additional benefits in connection with his relocation pursuant to the Company Relocation Policy (attached to this Agreement as Exhibit C and incorporated in this Agreement by reference).

         5. AT WILL EMPLOYMENT. The Company and Kay acknowledge and agree that Kay's employment by the Company is expressly "at will" and not for a specified term. This means that either party may terminate Kay's employment at any time for any


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reason, with or without cause. Any termination of Kay's employment is, however, subject to the terms and provisions of this Agreement.

         6.       SEVERANCE.

                  (a) DEATH OR DISABILITY OF KAY. This Agreement and Kay's employment hereunder shall automatically terminate upon Kay's death or, at the option of the Company by written notice to Kay, upon Kay's Disability. "Disability" shall mean the disability of Kay, within the meaning of subsection 22(e)(3) of the Internal Revenue Code of 1986, as amended, and where Kay is unable to work and remains continuously so totally disabled for a period of one hundred and eighty (180) days. Such termination shall take effect the last day of the month following the date of death or the date such notice of termination for Kay's Disability is given. Kay's compensation and other benefits shall continue during the term of the disability through the effective date of termination as set forth above.

                  (b)      TERMINATION BY COMPANY FOR CAUSE.

                           (i) DEFINITION OF CAUSE. For purposes of this Agreement "Cause" shall be limited to the following: (1) fraud; (2) personal dishonesty involving money or property of the Company or that results in material harm to the Company; (3) Kay's willful misconduct; (4) a serious breach of a fiduciary duty to the Company involving personal profit; (5) Kay's conviction for a felony (including via a guilty or NOLO CONTENDERE plea), excluding traffic offenses; (6) Kay's willful and continued neglect of duties (other than any such failure resulting from his incapacity because of physical or mental illness); or
                                    (7) Kay's material breach of the provisions of Sections 2, 7, 8, 9 or 10 of this Agreement; provided, however, that unsatisfactory job performance shall not be considered Cause for termination of Kay's employment by the Company. Kay shall be afforded a reasonable opportunity to cure any willful neglect of his duties and any other alleged material breach of this Agreement according to the following terms. The Company's Board of Directors shall give Kay written notice stating with reasonable specificity the nature of the circumstances determined by the Board of Directors in good faith to constitute willful neglect or other material breach, and that failure to cure or correct such circumstances or breach will result in termination of employment for "Cause" under this Agreement. Kay shall have thirty (30) days from his receipt of such notice to cure such circumstances or such breach if such breach is reasonably susceptible of cure. If, in the reasonable good faith judgment of the Board of Directors, the alleged breach is not reasonably susceptible of cure, or such circumstances


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                                    or material breach has not been
                                    satisfactorily cured within such thirty (30) day period, such neglect of duties or material breach shall thereupon constitute "Cause."

                           (ii) PROCEDURE UPON TERMINATION BY COMPANY FOR CAUSE. Notwithstanding the foregoing, termination by the Company for Cause shall not be effective until and unless (1) notice of intention to terminate for Cause has been given by the Company within 90 days after the Company learns of the act, failure or event constituting "Cause" under this Section (which is not cured by Kay within any time period permitted for such cure above), and (2) the Board of Directors has voted by a majority vote to terminate Kay for Cause.

                  (c)      TERMINATION BY EMPLOYEE FOR GOOD REASON.

                           (i) DEFINITION OF GOOD REASON. Kay shall have the right to immediately terminate his employment for Good Reason. For purposes of this Section "Good Reason" shall mean the following: (1) the failure to elect and continue Kay as Chief Operating Officer (or Chief Executive Officer after he has been elected to such office) of the Company, or if the scope of Kay's duties and responsibilities are in the aggregate materially reduced; (2) a requirement by the Company or the Board that Kay be relocated to a Company office more than fifty (50) miles from the current executive offices of the Company, or the Company requiring Kay to be based anywhere other than the principal executive offices of the Company; (3) a Change of Control as defined in this Section 6 occurs, unless following a Change of Control the successor organization offers to continue this Agreement for two (2) years following such Change of Control or offers Kay a two (2) year contract incorporating substantially all of the terms of this Agreement and maintaining, at least, his then current salary and benefits; (4) a material reduction in Kay's total benefit package, provided that the Company does not pay Kay an appropriate cash amount to reimburse him for the benefit reduction, or
                                    (5) a material breach by the Company of any of the terms of this Agreement if the breach is not corrected within thirty (30) days after written notice of such breach is given to the Company.

                           (ii) PROCEDURE UPON TERMINATION BY EMPLOYEE FOR GOOD REASON. Notwithstanding the foregoing, termination by Kay for Good Reason shall not be effective until and unless notice of intention to terminate for Good Reason has been given by Kay within 90 days after Kay learns of the act,


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                                    failure or event constituting "Good Reason"
                                    under this Section (which is not cured by the Company within any time period permitted for such cure above).

                  (d) SEVERANCE. If this Agreement is terminated by Kay for Good Reason or by the Company without cause, Kay shall be entitled to receive the following severance payments and benefits (the "Severance Benefit"):

                           (i) continuation of his base salary, less applicable withholdings, at the salary rate in effect at the time of the termination of his employment, payable in the ordinary course of the Company's business as if Kay were remaining in the employ of the Company, for a period (the "Severance Benefit Period") of twelve (12) months from the date of termination, except that in the event that such termination occurs in connection with or within one year following a Change of Control, then Kay shall be entitled to receive (in lieu of payment of his base salary for the Severance Benefit Period) a lump sum payment equal to twelve months of his base salary and bonus for the preceding fiscal year, payable within ten (10) days following the date of such termination, and the Severance Benefit Period shall be deemed to be a period of twelve (12) months;

                           (ii) payment of any cash performance bonus payable with respect to the fiscal year prior to the fiscal year in which termination occurs (if not previously paid), and, except in the case of a termination following a Change of Control, payment of any prorated bonus for the year in which termination occurs, which payment shall be calculated on the bonus payable or awarded for the previous fiscal year;

                           (iii) consideration by the Board of Directors for accelerated vesting of any stock options granted to Kay;

                           (iv) payment during the Severance Benefit Period (or until such earlier date that substantially equivalent or better benefits are provided by a successor employer) of the cost of COBRA insurance premiums for all health insurance, and the cost of life insurance and disability insurance fringe benefits on a monthly basis, in advance; and

                           (v) in the event of a termination by the Company without cause in connection with or following a Change of Control, forgiveness of all outstanding principal and interest on the Company's home loan to Kay as referenced in the Relocation Policy (Exhibit C).


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                  (e)      DEFINITION OF CHANGE OF CONTROL. A "Change of
Control" with respect to the Company shall be deemed to have occurred at the time of the earliest to occur of the events listed in Section 6 (Change of Control) of the Stock Option Agreement (Exhibit B hereto), executed concurrently with this Agreement.

         7.       INVENTIONS.

                  (a) DISCLOSURE. Kay will disclose promptly to the Company each Invention (as defined below), whether or not reduced to practice, that is conceived or learned by Kay (either alone or jointly with others) during the term of his employment by the Company. Further, Kay will disclose in confidence to the Company all patent applications filed by or on behalf of Kay during the term of his employment and for a period of one (1) year thereafter.

                  For purposes of this Agreement, the term "Invention" includes, without limitation, any invention, discovery, know-how, idea, trade secret, technique, formula, machine, method, process, use, apparatus, product, device, composition, code, design, program, confidential information, proprietary information, or configuration of any kind, that is discovered, conceived, developed, improved on, made or produced by Kay (alone or in conjunction with others) during the duration of Kay's employment and for a period of one (1) year thereafter, and which:

                           (i) relates at the time of conception or reduction to practice of the invention, in any manner, to the business of the Company, including actual or demonstrably anticipated research or development;

                           (ii) results from or is suggested by work performed by Kay for or on behalf of the Company; or

                           (iii) results from the use of equipment, supplies, facilities, information, time or resources of the Company.

The term Invention will also include any improvements to an Invention, and will not be limited to the definition of patentable or copyrightable invention as contained in the United States patent or copyright laws.

                  (b) COMPANY PROPERTY; ASSIGNMENT. Kay acknowledges and agrees that all Inventions will be the sole property of the Company, including, without limitation, all domestic and foreign patent rights, rights of registration or other protection under the copyright laws, or other rights, pertaining to the Inventions. Kay hereby assigns all of his right, title and interest in any such Inventions to the Company.

                  (c) EXCLUSION NOTICE. The assignment by Kay of Inventions under this Agreement does not apply to any Inventions that are expressly excluded from coverage pursuant to Section 2870 of the California Labor Code. Accordingly, Kay is not required to assign an idea or invention for which ALL of the following are applicable:


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                           (i)      No equipment, supplies, facility or trade
                                    secret information of the Company was used and the invention or idea was developed entirely on Kay's own time;

                           (ii) The invention or idea does not relate to the business of the Company;

                           (iii) The invention or idea does not relate to the Company's actual or demonstrably anticipated research or development; and

                           (iv) The invention or idea does not result from any work performed by Kay for the Company.

As used in this SECTION 7(c), "INVENTION" will have the same meaning as "invention" as used in Section 2870 of the California Labor Code.

                  (d) PATENTS AND COPYRIGHTS; ATTORNEY-IN-FACT. Kay agrees to assist the Company (at the Company's expense) in any way the Company deems necessary or appropriate from time to time to apply for, obtain and enforce patents on, and to apply for, obtain and enforce copyright protection and registration of, Inventions in any and all countries. To that end, Kay will (at the Company's expense), without limitation, testify in any suit or other proceeding involving any Invention, execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for and obtaining patents or copyright protection and registration thereon and enforcing same, and execute all necessary assignments thereof to the Company or parties designated by it. Kay's obligations to assist the Company in obtaining and enforcing patents or copyright protection and registration for Inventions will continue beyond termination of his employment, but the Company will compensate Kay at a reasonable rate after such termination for the time actually spent by Kay at the Company's request on such assistance. Kay hereby irrevocably appoints the Company, and its duly authorized officers and agents, as Kay's agent and attorney-in-fact to act for and on behalf of Kay in filing all patent applications, applications for copyright protection and registration amendments, renewals, and all other appropriate documents in any way related to Inventions.

                  8. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Except in the performance of his duties hereunder, Kay will not disclose to any person or entity or use for his own direct or indirect benefit any Confidential Information (as defined below) pertaining to the Company obtained by Kay in the course of his employment with the Company. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" will include all of the Company's confidential or proprietary information, including, without limitation, any information encompassed in all strategic plans, insurance plans, Inventions, and any trade secrets, reports, investigations, experiments, research or developmental work, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, financial data and records financial projections, cost summaries, pricing formula, and all concepts or ideas, materials or information related to the business,


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products or sales of the Company or the Company's customers; PROVIDED, HOWEVER, that Confidential Information shall not include information, documents or data that (i) is or subsequently becomes publicly available or generally known in the industry without Kay's breach of any obligation of confidentiality owed to the Company; (ii) was known to Kay prior to his original employment by the Company;
(iii) becomes known to Kay from a source other than the Company (which is not breaching an obligation to the Company) and which Kay learns of outside the scope of his employment with the Company; or (iv) is required to be disclosed by law or other governmental authority.

         9. RETURN OF MATERIALS AT TERMINATION. In the event of any termination of Kay's employment for any reason whatsoever, Kay will promptly deliver to the Company all documents, data, and other information pertaining to Inventions and Confidential Information. Kay will not take with him any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Inventions or Confidential Information, other than (i) documents relating to Kay's compensation or benefits provided by the Company, and (ii) copies of personal notes or memoranda prepared or created by Kay in his capacity as an officer and/or director of the Company and evidencing his fulfillment of his fiduciary duties with respect to the Company.

         10. NON-SOLICITATION. Kay agrees that so long as he is employed by the Company and for a period of one (1) year after termination of his employment for any reason, he will not (a) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue his or her employment with the Company; (b) usurp any opportunity of the Company of which Kay became aware during his tenure at the Company; or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to restrict or cancel the business of any such account, customer or client with the Company.

         11. NO WAIVER. The waiver by either party of a breach of any provision of this Agreement will not operate as or be construed as a waiver of any subsequent breach thereof.

         12. NOTICES. Any and all notices referred to herein will be sufficiently furnished if in writing, and sent by registered or certified mail, postage prepaid, to the respective parties at the following addresses or such other address as either party may from time to time designate in writing:

                  To the Company:   QUIDEL CORPORATION
                                    10165 McKellar Court
                                    San Diego, CA 92121
                                    Attention:  Chief Executive Officer

                  To Kay:           S. Wayne Kay
                                    8262 Private Lane
                                    Annandale, VA 22003


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         13.      ASSIGNMENT. This Agreement may not be assigned by Kay. This
Agreement will be binding upon the Company's successors and assigns, including any entity that acquires all or substantially all of the assets or business of the Company.

         14. ENTIRE AGREEMENT. This Agreement, together with the Stock Option Agreement attached hereto as Exhibit B and the Relocation Policy attached hereto as Exhibit C, supersedes any and all prior written or oral agreements between Kay and the Company, and contains the entire understanding of the parties hereto with respect to the terms and conditions of Kay's employment with the Company.

         15. GOVERNING LAW. This Agreement will be construed and enforced in accordance with the internal laws and decisions of the State of California.

         16. ARBITRATION. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Kay's employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall be finally settled by expedited binding arbitration, conducted in San Diego, California, in accordance with the National Rules of the American Arbitration Association governing employment disputes. With respect to discovery in any such arbitration, the parties incorporate herein by reference Section 1283.05 of the California Code of Civil Procedure.

         17. AUTHORIZATION. The undersigned officer of the Company represents that he is fully authorized and empowered to execute and deliver this Agreement on behalf of the Company, and the Company represents and warrants that all necessary corporate action has been taken to approve and authorize the Company's entry into and performance of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, in counterparts, each of which will be deemed an original, as of the Effective Date.

                                     QUIDEL CORPORATION, a Delaware corporation


                                     By: /s/ Andre DeBruin
                                        ---------------------------------------
                                     Printed Name: Andre DeBruin
                                                  -----------------------------
                                     Title: President & CEO
                                           ------------------------------------

                                             for the Compensation Committee


                                               /s/ S. Wayne Kay
                                     -------------------------------------------
                                                   S. Wayne Kay


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